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FORM 3                                       U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL

                                                      Washington, D.C.  20549                             OMB Number       3235-0104
                                                                                                          Expires:  October 31, 2001
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                          hours per response ... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting      2. Date of Event          4. Issuer Name and Ticker or Trading
   Person*                               Requiring Statement       Symbol
                                         (Month/Day/Year)

   Banker     John         G.            6/16/00                   Dynamic Materials Corporation (BOOM)
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   (Last)    (First)    (Middle)      3. I.R.S. Identification  5. Relationship of Reporting Person(s)  6. If Amendment, Date of
                                         or Social Security        to Issuer (Check all applicable)        Original (Month/Day/Year)
   Dynamic Materials Corporation         Number of Reporting
   551 Aspen Ridge Drive                 Person, if an entity                                           ----------------------------
--------------------------------------   (Voluntary)                   Director           10% Owner     7. Individual or Joint/Group
             (Street)                                              ---                ---                  Filing (Check Applicable
                                         ###-##-####                X                                      Line)
   Lafayette  Colorado   80026                                     --- Officer        --- Other             X  Form filed by One
--------------------------------------                             (give title below) (specify below)      --- Reporting Person
   (City)    (State)     (Zip)                                     Vice President Marketing and Sales          Form filed by More
                                                                   Bonding Division                        --- than One Reporting
                                                                                                               Person
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                                      Table I-- Non-Derivative Securities Beneficially Owned
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1.  Title of Security                                           2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
    (Instr. 4)                                                     Beneficially Owned       Direct (D) or       Beneficial Ownership
                                                                   (Instr. 4)               Indirect (I)        (Instr. 5)
                                                                                            (Instr. 5)
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    Common Stock                                                   6,010                    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (3-99)

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FORM 3 (continued)                    Table II -- Derivative Securities Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative   2. Date Exercisable     3. Title and Amount of Securities   4. Conversion    5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Underlying Derivative Security      or Exercise      Form of          Indirect
                            (Month/Day/Year)        (Instr. 4)                          Price of         Derivative       Beneficial
                                                                                        Derivative       Security:        Ownership
                                                                                        Security         Direct (D) or    (Instr. 5)
                         ---------------------------------------------------------                       Indirect (I)
                                                                                                         (Instr. 5)
                                                                         Amount or
                            Date     Expiration            Title         Number of
                         Exercisable    Date                              Shares

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Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   /s/ John G. Banker                     6/27/00
Note: File three copies of this Form, one of which must be manually signed.        --------------------------------   --------------
      If space provided is insufficient, See Instruction 6 for procedure.          ** Signature of Reporting Person        Date
                                                                                      Name: John G. Banker
Potential persons who are to respond to the collection of information  contained      Title: Vice President Marketing
in this form are not  required to respond  unless the form  displays a currently             and Sales Bonding Division
valid OMB Number.

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